EXHIBIT  23.1

                         Consent of Independent Auditors

The  Board  of  Directors
Endocare,  Inc.

We consent to the incorporation by reference in the registration statement (No. 333-30405) on Form S-8 of Endocare, Inc. of our report dated February 8, 2001 relating to the consolidated balance sheets of Endocare, Inc. as of December 31, 2000 and 1999, and the related consolidated statements of operations, shareholders' equity (deficiency) and cash flows for each of the years in the three-year period ended December 31, 2000, and the related schedule, which report appears in the December 31, 2000 annual report on Form 10-K of Endocare, Inc.

KPMG  LLP

Orange  County,  California
March  30,  2001